Exhibit 99.1

AV HOMES ANNOUNCES APPOINTMENT OF CFO

SCOTTSDALE, AZ, September 26, 2013 (GLOBE NEWSWIRE) – AV Homes, Inc. (NASDAQ:AVHI), a developer and builder of active adult and conventional home communities in Arizona and Florida, announced today that Michael S. Burnett has been appointed to the Company’s new position of Executive Vice President and Chief Financial Officer, effective as of October 14, 2013.

Mr. Burnett currently serves as Group Vice President, Finance, Treasury and Investor Relations for JDA Software Group, Inc., a leading global software provider offering supply chain management solutions. Previously, he served as Chief Financial Officer for American Traffic Solutions, Inc., a leading provider of technology and business solutions for traffic safety and electronic toll collection programs worldwide. He also served as Senior Vice President and Treasurer, and held various financial roles for Allied Waste Industries, Inc. Mr. Burnett began his career as a certified public accountant with Arthur Andersen LLP, providing audit and business advisory services.

Mr. Burnett is a graduate of Miami University, Oxford, Ohio with a B.S. degree in Accountancy.

“We are pleased to welcome Mike to our company,” said Roger A. Cregg, President and Chief Executive Officer of AV Homes, Inc. “Mike has held several challenging financial leadership roles and has excelled in many diverse businesses. He is distinctly qualified to serve as AV Homes Chief Financial Officer and we are looking forward to leveraging his expertise for both the day-to-day financial operations of the Company and long-term strategic planning.”

Tina Johnston, Senior Vice President, and Principal Financial and Accounting Officer, will be leaving AV Homes following an orderly transition process to pursue other career opportunities. “I want to thank Tina for her leadership, efforts and many contributions to AV Homes and wish her all the best in her future endeavors,” said Mr. Cregg.

About AV Homes, Inc.

AV Homes, Inc. is engaged in homebuilding, community development and land sales in Arizona and Florida. Its principal operations are conducted near Orlando, Florida and in the Phoenix, Arizona markets. The company builds communities that serve people of all ages and active adults 55+. AV Homes common shares trade on NASDAQ under the symbol AVHI.

Media Contact: Dave M. Gomez

d.gomez@avhomesinc.com

480.214.7000